FIRST AMENDMENT TO THE STONE RIDGE TRUST
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of this 4th day of April, 2013, to the Distribution Agreement, dated as of December 15, 2013, by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”), and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds; and

WHEREAS, Section 11 of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STONE RIDGE TRUST	QUASAR DISTRIBUTORS, LLC
on behalf of each of the Funds individually
and not jointly

By: /s/ Jane Korach	By: /s/ James R. Schoenike
Name: Jane Korach	Name: James R. Schoenike
Title: Secretary	Title: President